Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-1330055) of Longs Drug Stores Corporation of our report dated June 27, 2008, with respect to the statements of net assets available for benefits of Longs Drug Stores California, Inc. 401(k) Plan (formerly Longs Drug Stores California, Inc. Employee Savings and Profit Sharing Plan) as of December 31, 2007 and 2006, the related statement of changes in net assets available for benefits for the year ended December 31, 2007, and the related supplemental Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of Longs Drug Stores California, Inc. 401(k) Plan.

/s/ MOHLER, NIXON & WILLIAMS
Accountancy Corporation Campbell, California June 27, 2008